Exhibit 10.9

Adial Pharmaceuticals, Inc.

Stock Option Grant Notice

Adial Pharmaceuticals, Inc. (the “Company”) has granted to you (the “Participant”) an option to purchase the number of shares of the Company Stock (referred to herein as “Common Stock”) set forth below (the “Option”).  The Option is granted upon the terms, and subject to the conditions, set forth in this Grant Notice and the Option Agreement as attached hereto (the “Terms and Conditions”), each hereby incorporated herein by this reference and each as amended from time to time. The Option is a stand-alone award separate and apart from and outside of, the Adial Pharmaceuticals, Inc. 2017 Equity Incentive Plan (the “Plan”) that is intended to constitute a non-plan based “inducement grant” as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute an Option granted under the Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the Option shall be subject to such terms, conditions, and definitions, which are hereby incorporated herein by reference and made a part hereof. For avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan.

Your Option is subject to the terms and conditions as set forth herein and in the Plan, the Inducement Stock Option Agreement, and the Notice of Exercise, each of which is attached hereto and incorporated herein in its entirety.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise and Vesting Schedule:

Subject to the Participant’s employment or service (as an employee, director or consultant) with the Company through each applicable vesting date, and Sections 3 and 6(b) of the Inducement Stock Option Agreement, the Option will vest as follows:

The shares underlying the Option shall vest and become exercisable in a series of thirty-six (36) successive equal monthly installments measured from the first one-month anniversary of the Vesting Commencement Date on the same date of the month as the Vesting Commencement Date (the “Service Condition”); provided, that, no portion of the Option shall vest prior to the Company receiving a successful stockholder vote in favor of the Preferred Stock Conversion Proposal at the Parent Stockholders’ Meeting (each as defined in and as contemplated in that certain Agreement and Plan of Merger between the Company, Azora Therapeutics, Inc., and certain other parties, dated June 11, 2026); provided, further, once the Preferred Stock Conversion Proposal has been approved by the Company’s stockholders, the portion of the Option that would have vested between the Vesting Commencement Date and the Parent Stockholders’ Meeting shall vest as of the Parent Stockholders’ Meeting.

Notwithstanding the foregoing, [●][1] shares subject to the Option (the “Milestone Options”) shall only be eligible to vest and become exercisable on each monthly vesting date, if at all, in proportion to the number of pre-funded warrants and common warrants sold and issued by the Company (collectively, the “Milestone Warrants”) to investors pursuant to that certain Securities Purchase Agreement, dated June 11, 2026, by and between the Company and certain investors, and that certain Exchange Agreement, dated June 11, 2026, by and between the Company and certain noteholders (collectively, the “Warrant Agreements”), compared to the total Milestone Warrants originally eligible to be sold and issued under the Warrant Agreements (the “Performance Vesting Condition”), as determined by the compensation committee of the Company’s board of directors (the “Compensation Committee”) in its good faith discretion. The shares subject to the Option that do not constitute Milestone Options (the “Non-Milestone Options”) shall vest and become exercisable solely in accordance with the Service Condition.

[1]	NTD: Equal to portion of the award that represents a percentage of the shares issuable pursuant to the milestone warrants.

The Compensation Committee shall determine in good faith whether, and the extent to which, the Milestone Options have satisfied the Performance Vesting Condition as of the last day of each of the Company’s fiscal quarters (each, a “Measurement Date”). Any portion of the Milestone Options that has satisfied the Performance Vesting Condition as of a Measurement Date shall thereafter be eligible to vest in accordance with the Service Condition, commencing on the first monthly vesting date following such Measurement Date. In addition, to the extent any portion of the Milestone Options that has satisfied the Performance Vesting Condition as of a Measurement Date would have otherwise vested prior to such Measurement Date under the Service Condition alone, such portion of the Milestone Options shall also vest on the first monthly vesting date following such Measurement Date.

Milestone Options that vest in accordance with the foregoing shall become exercisable as provided above and in the Inducement Stock Option Agreement on the same basis as the Non-Milestone Options. Any Milestone Options that have not satisfied the Performance Vesting Condition as of the last Measurement Date on which Milestone Warrants remain eligible to be sold and issued under the Warrant Agreements shall be forfeited for no consideration.

Participant Acknowledgements:  By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●	The Option is governed by this Stock Option Grant Notice, and the provisions of the Plan, the Inducement Stock Option Agreement, and the Notice of Exercise, each of which is made a part of this document. Except as otherwise provided in the Plan, this Grant Notice and the Inducement Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended, or revised except in a writing signed by you and a duly authorized officer of the Company.

●	You consent to receive this Grant Notice, the Inducement Stock Option Agreement, the Plan, the Prospectus, and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

●	You have read and are familiar with the provisions of this Grant Notice, the Option Agreement, the Notice of Exercise, and the Plan.

●	The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises, and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern the Option.

●	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Adial Pharmaceuticals, Inc.		PARTICIPANT:

By:
	Signature	Signature

Title:		Date:

Date:

Attachments:  Inducement Stock Option Agreement, 2017 Equity Incentive Plan, Notice of Exercise

Attachment I

Inducement Stock Option Agreement

Adial Pharmaceuticals, Inc. Inducement Stock Option Agreement

As reflected by your Stock Option Grant Notice (“Grant Notice”), Adial Pharmaceuticals, Inc. (the “Company”) has granted you a stand-alone option to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”).  The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement. The Option is a stand-alone award separate and apart from and outside of, the Adial Pharmaceuticals, Inc., 2017 Equity Incentive Plan (the “Plan”) that is intended to constitute a non-plan based “inducement grant” as described in Nasdaq Listing Rule 5635(c)(4) and shall not constitute an Option granted under the Plan. Notwithstanding the foregoing, the terms, conditions, and definitions set forth in the Plan shall apply to the Option as though the Option had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan), and the Option shall be subject to such terms, conditions, and definitions, which are hereby incorporated herein by reference and made a part hereof. For avoidance of doubt, the Option shall not be counted for purposes of calculating the aggregate number of shares that may be issued or transferred pursuant to awards under the Plan or for purposes of calculating the award limitations under the Plan. Capitalized terms not otherwise explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same meanings set forth in the Grant Notice or Plan, as applicable.

The general terms and conditions applicable to your Option are as follows:

1. Governing Plan Document. Your Option is subject to the terms, conditions and definitions set forth in the Plan as though the Option were under the Plan, including but not limited to Section 4(c) regarding adjustments for changes in capitalization, Section 6(b) regarding Stock Options, Section 8 regarding the effect of a Change in Control, Section 12 regarding tax withholding, Section 16 regarding transferability, and Section 22 regarding Section 409A. Your Option is further subject to all interpretations, amendments, rules, and regulations, which may from time to time be promulgated and adopted pursuant to the Plan.

2. Exercise.

(a) You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Administrator in accordance with the exercise procedures established by the Administrator, which may include an electronic submission. Please review Section 9(b) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b) To the extent permitted by applicable law, you may pay your Option exercise price as follows:

(i) cash, check, bank draft or money order;

(ii) subject to Company and/or Committee consent at the time of exercise, pursuant to a “net settlement” as further described in Section 6(i)(ii)(d) of the Plan if at the time of exercise, the Common Stock is publicly traded;

(iii) subject to Company and/or Committee consent at or prior to the time of exercise, pursuant to a “sell-to-cover” procedure as further described in Section 6(i)(ii) of the Plan if at the time of exercise, the Common Stock is publicly traded; or

(iv) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 6(i)(ii)(c) of the Plan.

3. Term. You may not exercise your Option before the commencement of its term or after its term expires. If your employment or service with the Company terminates for any reason, any portion of the Option Award that has not vested as of the date of such termination will be forfeited immediately and automatically for no consideration, except as otherwise provided in Section 7 of the Plan or Section 6 hereof. The term of your Option commences on the Date of Grant and Option shall remain exercisable through the earliest of the following:

(a) immediately after the termination of your employment or service with the Company for Cause;

(b) ninety (90) days after the termination of your employment or service with the Company for any reason other than Cause, Involuntary Termination (as defined in Section 6(b)), Retirement, Disability, or death;

(c) one year after the termination of your employment or service with the Company due to your Involuntary Termination, Disability or your voluntary Retirement;

(d) one year after your death if you die during your service;

(e) immediately upon a Change in Control if the Board has determined that the Option will terminate in connection with a Change in Control,

(f) the Expiration Date indicated in your Grant Notice; or

(g) the day before the 10th anniversary of the Date of Grant.

4. Withholding Obligations.

(a) This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code. You may not exercise your Option unless the applicable tax withholding obligations are satisfied.

(b) Subject to complying with applicable law and Company policies, the Company shall establish a procedure to permit you to satisfy any withholding obligations arising from the exercise of your Option, in whole or in part, or at any time thereafter through a sell-to-cover procedure or pursuant to an individual 10b5-1 trading plan. Notwithstanding the foregoing, you and the Company may agree to satisfy your withholding obligations through any alternative withholding procedure established by the Company, including the provisions relating to withholding as set forth in Section 12 of the Plan; provided, that, in signing this Agreement, you agree to make adequate provision for, any sums required to satisfy the federal, state, local, and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company.

Accordingly, you may not be able to exercise your Option even though your Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. If permitted by the Administrator, the Company may also satisfy such withholding obligations by withholding shares of Common Stock otherwise deliverable upon exercise of the Option. If the amount of the Company’s withholding obligation in connection with your Option is greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

5. Transferability. Except as otherwise provided in Section 16 of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution and is exercisable during your life only by you.

6. Involuntary Termination; Change In Control.

(a) Your Option is subject to the terms of any agreement governing a Change in Control involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities, and any contingent consideration.

(b) If your employment or service with the Company ends as a result of a Company-initiated termination without Cause or your resignation for Good Reason (as defined in the certain Amended and Restated Executive Employment Agreement, dated June 4, 2026, between you and the Company (as may be amended from time to time, the “Employment Agreement”)) (each, an “Involuntary Termination”), then, notwithstanding any provision of the Plan or the Inducement Stock Option Agreement to the contrary and subject to any additional conditions set forth in your Employment Agreement (including execution and nonrevocation of a release of claims in favor of the Company):

(i) If such Involuntary Termination occurs outside of a Change in Control Protection Period (as defined below), you will receive an additional 12 months of vesting credit towards (A) the Service Condition for all Non-Milestone Options and Milestone Options that have met the Performance Vesting Condition as of the Involuntary Termination date and (B) the Service Condition for Milestone Options that have not met the Performance Condition as of the Involuntary Termination date, but that meet the Performance Condition within the 12 month period following the Involuntary Termination; and

(ii) If such Involuntary Termination occurs during the Change in Control Protection Period, your Option will vest and become exercisable in full as of the date of such Involuntary Termination (or the date of the Change in Control, if later), with any Milestone Options that remain subject to the Performance Vesting Condition being deemed to have satisfied such condition.

(c) For purposes of this Section 6, “Change in Control Protection Period” means the period beginning three (3) months prior to, and ending twelve (12) months following, the consummation of a Change in Control (as defined in the Plan, but for the avoidance of doubt, not including the Transaction (as defined in your Employment Agreement) or the approval by the Company’s stockholders of the Parent Stockholder Matters (as defined in the Merger Agreement)).

7. No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its officers, directors, employees, or affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial, and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its officers, directors, employees, or affiliates if the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

8. Severability. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid

9. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

10. Questions. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences please see the Prospectus.

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Attachment II

2017 Equity Incentive Plan

Attachment III

NOTICE OF EXERCISE

Adial Pharmaceuticals, Inc.

NOTICE OF EXERCISE

Adial Pharmaceuticals, Inc.
Attention: Inducement Award Administrator
4870 Sadler Road, Suite 300
Glen Allen, VA 23060	Date of Exercise:

This constitutes notice to Adial Pharmaceuticals, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option (check one):		Nonstatutory x

Date of Grant:

Number of Shares as to which Option is exercised:

Certificates to be issued in name of:

Total exercise price:	$

Cash, check, bank draft or money order delivered herewith:	$

Value of ________ Shares delivered herewith:	$

Regulation T Program (cashless exercise)	$

Value of _______ Shares pursuant to net settlement:	$

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan and (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.

Very truly yours,

Signature

Printed Name

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